Exhibit 99.1

Verso Announces Completion of $4.9 Million Private Placement

ATLANTA, GA - (September 10, 2007) - Verso Technologies, Inc. (NASDAQ: VRSO), a global provider of next generation network solutions, announced today that it has entered into securities purchase agreements with certain accredited institutional and individual purchasers pursuant to which it will sell in a private placement securities at an aggregate purchase price of approximately $4.9 million consisting of approximately 7.1 million shares of common stock and 5-year warrants to purchase approximately 5.3 million shares of common stock at an exercise price of $0.90 per share, which warrants will be exercisable six months following their issuance. The company expects the net proceeds from this sale will be approximately $4.6 million after expenses. In addition to other terms and conditions, the offering was priced slightly above market and contained a six month “lock-up” provision.

The company expects to use the proceeds from the offering for working capital required to fulfill customer orders, including the acceleration of government contractor orders, and for general corporate purposes.

The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act.

About Verso Technologies
Verso is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.

Forward Looking Statements
Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe," "expect," "anticipate," "intend," "will," and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006 and our quarterly reports on Form 10-Q filed subsequent thereto. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Investor Contact
Scott Kimball
Vice President of Investor Relations
Verso Technologies, Inc.
678.589.3579
scott.kimball@verso.com

Media Contact
Robin Hanscom
Marketing Communications Manager
Verso Technologies, Inc.
678-589-3576
robin.hanscom@verso.com

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